                                                                  EXHIBIT 10.46

                           JOINT VENTURE AGREEMENT
                                     FOR
                                VANCOUVER MALL


     MAY CENTERS, INC., a Delaware corporation (hereinafter sometimes referred to as the "Managing Partner"), and VANCOUVER ASSOCIATES, a California Limited Partnership which has HARRY NEWMAN, JR., and LEROY BRETTIN as its only general partners (hereinafter sometimes referred to as "Associates"), hereby form a general partnership (hereinafter sometimes referred to as the "Partnership") pursuant to the provisions of Chapter 25.04 of the Revised Code of Washington, known as the Uniform Partnership Act, under the following terms and conditions, and hereby execute this Joint Venture Agreement (hereinafter referred to as the "JVA") for that purpose, as of this 29th day of September, 1975. The parties hereto are hereinafter sometimes referred to as "Partner" or collectively as "Partners".

                                   ARTICLE I

                           NAME OF THE PARTNERSHIP

     The name of the Partnership shall be VANCOUVER MALL.

                                   ARTICLE II

                         THE CHARACTER OF THE BUSINESS

     The character of the business and the purposes of the Partnership shall be the ownership, development, construction, operation, management and maintenance of a regional shopping center, including office, commercial and medical buildings, on the Partnership Tract, as hereinafter defined, provided, however, the aforesaid statement of the character of the business and purposes of the Partnership shall not be deemed or construed to limit, restrict or qualify in any manner whatsoever the powers of (i) the Partnership and/or (ii) Managing Partner herein.

                                  ARTICLE III

                THE LOCATION OF THE PRINCIPAL PLACE OF BUSINESS

     The location of the principal place of business of the Partnership shall be at the Partnership Tract and the location of the office of the Partnership shall be at the office of the Managing Partner, 10738 West Pico Boulevard, Los Angeles, California 90064, or at such other location as the Managing Partner may select.

                                  ARTICLE IV

                   NAME AND PLACE OF RESIDENCE OF THE PARTNERS

     The names and places of residence of each Partner and its respective Capital Interest in the Partnership are as follows:

Name of Partner                      Place of Residence                          Capital Interest
---------------                      ------------------                          ----------------
May Centers, Inc.                    10738 West Pico Boulevard                        50%
                                     Los Angeles, California 90064

Vancouver Associates                 3711 Long Beach Boulevard                        50%
                                     Long Beach, California 90801

                                 ARTICLE V

                            TERM OF PARTNERSHIP

     Section 5.1 The term of the Partnership shall commence on the execution of this JVA as of date hereof.

     Section 5.2 The Partnership shall terminate and be dissolved, as provided in Article XIV, (i) ninety-nine (99) years from the date hereof, or
(ii) upon agreement to terminate by Managing Partner and fifty-five percent (55%) of the ownership of partnership interests in Associates, including ownership interests of general partners, or (iii) upon Bankruptcy (as that term is defined in Article XXVII hereof) of Managing Partner, or (iv) upon the dissolution or termination of the corporate existence of Managing Partner, except where such dissolution or termination of corporate existence results from a merger, consolidation, transfer of all the assets of Managing Partner or any other form of corporate succession, whichever of the aforesaid four events shall first occur (herein referred to as "Termination Date").

                                  ARTICLE VI

                            CAPITAL CONTRIBUTIONS

     Section 6.1 The amount and nature of the capital contributions of the Partners are set forth in Exhibit 1 attached hereto and by this reference made a part hereof, which said Exhibit 1 refers to certain real property located in Clark County, Washington, which is hereinafter referred to as the "Partnership Tract" and more particularly described by metes and bounds in the Exhibit A which is attached to Exhibit 1 and by this reference made a part hereof. At any particular point in time, the portion of the Partnership
Tract not conveyed to department store operators or other Persons, as herein provided, is sometimes hereafter referred to as the "Joint Venture Parcel".

     Section 6.2 The respective amounts of the capital contributions of each Partner, as referred to above, shall be credited to the respective capital account of each Partner (hereinafter referred to as "Capital Account" or "Capital Accounts").

     Section 6.3 No interest shall be paid on capital contributions or on the balances in the respective Capital Accounts.

     Section 6.4 Subject to the provisions of Article XI, Associates shall not be entitled to a return of its capital contribution prior to Termination Date and shall not have the right to receive property other than cash in return of its capital contribution.

                           ARTICLE VII

           DEVELOPMENT AND FINANCING OF PARTNERSHIP TRACT

     Section 7.1 Managing Partner shall use reasonable efforts to develop a regional shopping center on the Shopping Center Site, as hereinafter defined, consisting of (i) three department store buildings in Phase I and as many as two more department store buildings in Phase II, each to be occupied by a major retailer, (ii) an Enclosed Mall connecting the department store buildings, and (iii) Mall Stores along the Enclosed Mall containing approximately two hundred thousand (200,000) to three hundred seventy-five thousand (375,000) square feet of Floor Area, as defined in the REA referred to in Section 7.3 hereof. Such other commercial, office and medical building as Managing Partner deems appropriate may be developed on that portion of the Joint Venture Parcel which is not included in the Shopping Center Site. The "Shopping Center Site" is that portion of the Partnership Tract which, subject to an accurate survey, is more particularly described by metes and bounds in Exhibit A, Part E. During the course of the development of the regional shopping center, and in connection with all other development of the Partnership Tract, Managing Partner shall consult with Associates on plans and design. During the course of any construction by Managing Partner on the Partnership Tract, Managing Partner shall furnish Associates with copies of construction schedules and bar charts and reports of construction representatives, as and when the same are available to Managing Partner, and Associates shall have the right to check on construction progress. During the course of the operation of the regional shopping center, and so long as Harry Newman is a general partner of Associates, the Managing Partner shall consult with Associates regarding the matters referred to paragraph (M) of Section 9.2 hereof.

     Section 7.2 If not accomplished as of the date of the execution of this JVA, the Managing Partner shall use reasonable efforts to enter into agreements with Sears, Roebuck and Co. (hereinafter called "Sears") and J. C. Penney Company, Inc. (hereinafter called "Penney") and The May Department Stores Company (hereinafter called "May") for the sale of certain portions of the Partnership Tract to Sears, Penney and May respectively, for the construction and operation by Sears, Penney and May of department stores, said portions of the Partnership Tract being hereinafter referred respectively as the "Sears Parcel", "Penney Parcel" and "May Parcel", provided, however, Managing Partner may sell such certain portions of the Shopping Center Site to another department store operator, if it determines that it cannot make satisfactory arrangements with Penney for the construction and operation of a department store. In addition the foregoing, Managing Partner may enter in agreements with other department store operators for the sale of additional portions of the Partnership Tract in connection with the construction and operation of other department stores on the Shopping Center Site. The exact size and location of the said Parcels shall be determined by Sears, Penney, May or other department store operator(s), as the case may be, and Managing Partner upon completion of architectural and engineering design studies of the Shopping Center Site, it being understood that the size of said Parcels shall be determined by the amount of acreage required by Sears, Penney, May or other department store operator(s) to meet the greater of local parking regulations or the parking ratio established by the REA referred to in Section 7.3 hereof based on the size of department stores to be constructed, plus perimeter sidewalks and truckloading and service areas, together with associated landscaped and buffer areas, if any. The purchase price for the sales of said Parcels shall be as provided in Exhibit 1 hereof.

     Section 7.3 If not accomplished as of the date of the execution of this JVA, Managing Partner shall use reasonable efforts to enter into an agreement with Sears and May providing for the construction and operation of the regional shopping center on the Shopping Center Site and reciprocal easements in regard thereto, all similar in form to the form of REA that was discussed with Sears and May in Los Angeles on June 15, 1975. If such agreement with Sears and May (herein referred to as the "REA") is executed at or contemporaneous with the execution of this JVA, the REA shall be conclusively determined to be so similar, but in all such other events, Managing Partner shall determine, in its sole and absolute discretion (such determination being exercised by the execution of the REA), whether the REA is so similar.

     Section 7.4 Managing Partner will enter into a leasing agreement with Harry Newman Properties, a California corporation, d/b/a Property
Leasing Associates, regarding the initial leasing of Mall Stores and other areas and/or buildings on the Joint Venture Parcel in accordance with the form of agreement attached hereto as Exhibit 2, and the payments due Harry Newman Properties shall be paid by the Partnership, provided, however, no lease or other arrangement for occupancy of Mall Stores or other areas and/or buildings on the Joint Venture Parcel shall be binding upon the Partnership unless executed by Managing Partner after approval of all terms and provisions of said lease or other arrangement. After initial leasing, as aforesaid, all re-leasing shall be performed by the Managing Partner, but no leasing fee shall be charged to the Partnership except in those instances where a prospective tenant requires payment by the Partnership of a leasing fee to a broker representing the prospective tenant. Leasing of Phase II will be performed by Harry Newman Properties, if a leasing fee for such services can be agreed upon between Managing Partner and Harry Newman Properties.

          Section 7.5 Prior to obtaining a Permanent Loan, Managing Partner shall loan or cause to be loaned to the Partnership, from time to time, sufficient funds to pay all Partnership liabilities, distributions and expenses as they become due and payable, including, but not limited to (i) Taxes, as defined in Section 9.2(K), (ii) interest and principal due on any loan secured by Partnership property and on unsecured loans of the Partnership, (iii) the total cost of development of the regional shopping center or other improvements on the Partnership Tract other than costs paid by other Persons or cost of buildings to be located other than on the Joint Venture Parcel, and (iv) any cash necessary for the operation of the retail shopping center or the Partnership Tract or any other improvements constructed thereon. Any such loans made by the Managing Partner or otherwise caused to be made to the Partnership may be secured by deeds of trust or other security interests in the Partnership Tract, or portions thereof and, subject to the provisions of Section 9A.3 hereof, shall bear interest at a rate agreed to by Managing Partner, except for loans from Managing Partner or Subsidiaries or Parent or Holding Corporations as defined in Section 27.1(C), which shall bear interest adjusted on the first of each month to a rate not greater than one and one-half percent (1 1/2%) over the Prime Rate of interest than being charged by Manufacturers Bank, Los Angeles, California, with interest payable monthly and with principal on any loans other than loans made by the Managing Partner or Subsidiaries or Parent or Holding Corporations payable on such terms as Managing Partner deems appropriate. The term "Prime Rate" shall mean the rate of interest charged by said Manufacturers Bank to the prime customers of said bank.

          Notwithstanding the foregoing provisions of this Section 7.5, Managing Partner shall not be obligated to loan or cause to be loaned any amounts to the Partnership unless Associates and its general partners, Harry Newman, Jr., and Leroy Brettin, become personally liable for such loans with Managing Partner. As between the Partners, Managing Partner shall be liable for only fifty percent (50%) of all amounts due on loans to the Partnership pursuant to this Section 7.5 and Associates and its general partners shall be jointly liable for the remaining fifty percent (50%) of all amounts due on loans to the Partnership pursuant to this Section 7.5. Managing Partner shall use its best efforts to cause the documentation of all loans to reflect the foregoing allocation of liability, but the failure of such loan documentation to so provide shall have no effect on the allocation of liability as between the Partners and Associates' general partners.

          If any such loan requires Associates or its general partners to pay a higher rate of interest than charged to Managing Partner, then Managing Partner shall pay one-half (1/2) of the interest in excess of the amount so charged to Managing Partner.

          Notwithstanding the foregoing provisions of clause (iii) in this
Section 7.5, the Managing Partner shall loan or cause to be loaned to the Partnership sufficient funds to pay the amounts due and payable according to the provisions of Exhibit 1, which Associates represents to contain an accurate and complete accounting of all amounts due as of the date of the execution of this JVA for any and all work, services, materials or other costs incurred in connection with previous efforts to develop the Partnership Tract, or any part thereof.

          Section 7.6 The Managing Partner shall use its best efforts to obtain a Permanent Loan, as hereinafter defined, for the regional shopping center. A Permanent Loan shall be a loan from any bank, savings and loan institution, savings bank, real estate investment trust, insurance company, credit union or pension fund, payable in equal monthly installments of principal and interest over such period of time as Managing Partner deems appropriate, upon which neither Partner, directly or indirectly, shall have any personal liability and the sole recourse for which in the event of default or foreclosure shall be the foreclosure of the security for such loan. Subject to the provisions of Section 9A.3 hereof the Permanent
Loan shall be at such rate of interest and for such principal amount as Managing Partner deems appropriate. At any time after the Managing Partner secures such Permanent Loan, Managing Partner may obtain a new loan ("New Permanent Loan") which shall satisfy all of the requirements of a Permanent Loan in an amount necessary to pay off the existing Permanent Loan and the Managing Partner shall distribute any excess proceeds of any such Permanent Loan or New Permanent Loan as provided herein.

          In the event the proceeds of the Permanent Loan are less than the sum of (a) the amount needed to repay all loans made by the Managing Partner or otherwise caused to be made to the Partnership pursuant to Section 7.5 hereof, plus (b) the amount needed for the Operation of the Property, as defined in Section 8.1, during the Accounting Period in which the proceeds of the Permanent Loan are received, as determined in accordance with
Section 11.4(B) hereof, Managing Partner shall loan or cause to be loaned to the Partnership sufficient funds to make up the difference between the proceeds of the Permanent Loan and said sum of (a) and (b) above in the same manner as contemplated by Section 7.5 hereof, including security and interest rates.

                                    ARTICLE VIII
                           COVENANTS OF MANAGING PARTNER

     Section 8.1 Subject to the provisions of Section 8.2 and Article XIII hereof, until Termination Date, Managing Partner covenants to use reasonable efforts:

     (A) To (i) develop, (ii) improve, and (iii) obtain financing for the construction of improvements on the Joint Venture Parcel or portions thereof, and to (i) manage, (ii) lease, (iii) operate, (iv) maintain, and (v) preserve (including, but not by way of limitation, the obtaining of such public liability insurance and fire and extended coverage insurance as Managing Partner shall deem appropriate) the Property, as hereinafter defined, with the Shopping Center Site being so managed, leased, operated, maintained and preserved as a regional shopping center (all of which actions are herein sometimes collectively referred to as "Operation of the Property");

     (B) To do that which is reasonably necessary or proper to carry out the purpose of the Partnership, as set forth in Article II; and

     (C) To exercise its powers herein in good faith and with due consideration of fairness to the Partnership in the exercise thereof.

     Section 8.2 Unless and until the Partnership shall acquire fee simple title to the Partnership Tract the provisions of Article VII and Section 8.1 shall not be in effect.

     Section 8.3 The term "Property" as the same is used herein shall have reference to and shall include (subject to the provisions of Sections 9.2(C) and (G)): (A) the land comprising the Joint Venture Parcel, (B) all improvements at any time or from time to time to or upon the Joint Venture Parcel (whether real, personal and/or mixed), (C) all personal property, tangible or intangible (whether located on or away from the Joint Venture Parcel), and/or real property used at any time or from time to time in connection with and/or acquired in the course of, or incidental to the development of the Joint Venture Parcel, the construction of improvements thereon or thereto, and/or the operation, management, maintenance and/or preservation thereof and/or of a regional shopping center thereon, (D) all rights, privileges, rights of way and easements, now or hereafter unto the Joint Venture Parcel appurtenant and/or to the Partnership thereunto belonging, under private and/or public grant or authority and/or (E) any land or improvements acquired pursuant to
Section 9.2(L), and all references herein to the term "Property" shall be deemed to include reference to any part or parts, or portion or portions of the Property, as the context may appropriately require, it being understood and agreed that reference to "Property" shall be deemed to refer to (i) the whole of the Property as respects the maximum extent and scope of the authority and powers of the Managing Partner herein and, (ii) any part or parts, or portion or portions of the Property as respects the discretionary or necessary authority and powers of Managing Partner in acting in respect of less than the whole of the Property.

                                     ARTICLE IX
           RIGHTS, POWERS, PRIVILEGES AND IMMUNITIES OF MANAGING PARTNER

     Section 9.1 Except as the powers enumerated in Section 9.2 shall be qualified, limited or restricted by the express qualifications, limitations or restrictions respectively provided with respect thereto in Section 9.2, for the purposes of this JVA and as respects all Person(s), (as that term is defined in Article XXVII hereof), including the Partnership, Managing Partner shall be deemed to have, on and from the date hereof and until Termination Date, the same, maximum, sole and exclusive rights, powers, privileges and immunities with respect to the Property and the Operation of the Property that any fee absolute owner(s) of the Property would have, without any authorization, direction or instruction from or control by Associates, or its sole general partners, or any one or more of its limited partners, provided, however, without the prior written consent or subsequent written ratification of Associates, Managing Partner shall have no power or authority to:

     (A) Do any act in contravention of this JVA, as the same is now constituted or as the same may hereafter be amended.

     (B) Do any act which would make it impossible to carry on the ordinary business of the Partnership.

     Section 9.2 Without limiting in any way (by reason of enumeration, qualification or otherwise) the generality of the provisions of Section 9.1, Managing Partner shall have the following authority and powers (and all authority and all powers necessary or appropriate or related or incidental to or implied from the following enumerated powers) with respect to the Property and for the purposes of Operation of the Property:

     (A) To enter into and execute and deliver (as the case may appropriately require), and perform any and all oral and/or written contracts, agreements and commitments (including all amendments, modifications and/or supplements thereto): (i) for materials and/or services (personal or otherwise) for, and/or work with respect to, on-site and/or off-site development, architectural and/or engineering services, construction and/or other improvement in respect of the Property and (ii) for and/or in respect of and/or appropriate to the Operation of the Property, all on such terms and conditions and for such consideration as Managing Partner shall deem appropriate; and to perform any and all such contracts, agreements and commitments, and expend funds and incur obligations in connection therewith.

     (B) Except as otherwise specifically provided in Article VII, to borrow and receive from any Person(s) including, but not by way of limitation:

          (i) itself (acting in its individual capacity and not as Managing Partner) and/or

          (ii)      any Subsidiaries of Managing Partner and/or

          (iii)     any Parent or Holding Corporation of Managing
     Partner and/or

          (iv) any Subsidiaries of any Parent or Holding Corporation of Managing Partner and/or

          (v) any Parent or Holding Corporation of Managing Partner's Parent or Holding Corporation and/or

          (vi) any Subsidiaries of any Parent or Holding Corporation of Managing Partner's Parent or Holding Corporation (which aforesaid Subsidiaries or Parent or Holding Corporations now or at any time and from time to time hereafter exist) at any time and from time to time such sum or sums of money and upon such terms, conditions and rates of interest as Managing Partner shall deem appropriate for or in relation to (i) the Property, and/or (ii) the Operation of the Property, and/or (iii) the
refinancing of any indebtedness in respect of the Property and/or (iv) the performance by Partnership of its obligations, agreements and undertakings under such contracts, agreements and commitments as may be entered into pursuant to the provisions of this JVA; and to execute and deliver, as Managing Partner shall deem appropriate or necessary, with respect to the Property (and including, but not by way of limitation, the Joint Venture Parcel) any and all notes or other instruments or evidence of indebtedness and any and all deeds of trust, mortgages, pledge agreements, instruments of hypothecation or other security instruments (including, but not by way of limitation, instruments of secondary encumbrance), and/or any extensions, replacements and/or renewals thereof, all of which are herein referred to as "Instruments of Indebtedness", all on such terms and conditions as Managing Partner shall deem appropriate as security or securities for the payment of such indebtedness (including, but not by way of limitation, the indebtedness of any tenants, licensees or occupants of portions of the Property with respect to their respective portion and/or portions of the Property, provided the tenants, licensees or occupants, as the case may be, shall execute or cause to be executed by other Persons such written guaranty or guarantees of the payment of such indebtedness as Managing Partner shall deem appropriate); provided, however, in the execution of any Instruments of Indebtedness, Managing Partner shall not be required in any manner whatsoever to subject itself or Associates to personal liability thereunder (including, but not by way of limitation, personal liability for any deficiency judgment), except as specifically provided in Sections 7.5 and 7.6 hereof.

     (C) (1) To execute and/or deliver and/or record (and to modify, amend, supplement and terminate) any and all leases, deeds or other agreements for the possession, use or occupancy of any portion or portions or part or parts of the Property or any other real property, including, but not by way of limitation, deeds for exchange of property, deeds of subdivision and/or deeds of resubdivision, leases, subleases and licenses (herein collectively referred to as "Leases") to such Persons and for such rent and/or other considerations and under such terms, covenants, conditions and undertakings as Managing Partner shall deem appropriate; to demand, receive, collect and hold all the rents or other payments or consideration payable under Leases; to commence, maintain and prosecute (including appellate proceedings) all actions or other proceedings deemed by Managing Partner to be appropriate for the collection of all rents or other payments or consideration payable under the Leases, or for the enforcement of any other terms, conditions or undertakings set forth in any Leases; and to defend actions or other proceedings (including appellate proceedings) and/or to compromise, adjust and/or arbitrate claims, actions or other proceedings in respect of any Leases.

          (2) Except as otherwise specifically provided in Article VII, in such cases where Managing Partner shall deem it appropriate (in the exercise of its sole and absolute discretion) for the Operation of the Property to have at any time or from time to time Leases providing for single retail department store facilities on the Joint Venture Parcel, and Managing Partner shall have determined, in the exercise of a reasonable discretion, that such Leases cannot be entered into pursuant to a ground lease or a building lease of a portion of the Joint Venture Parcel on terms acceptable to Managing Partner (as determined by Managing Partner in the exercise of its sole and absolute discretion), then Managing Partner may grant to such Person(s) (as will not enter into a Lease pursuant to a ground lease or a building lease of a portion of the Joint Venture Parcel on terms acceptable to Managing Partner), exclusive of any Subsidiaries of May or Managing Partner, fee title to portions of the land comprising the Joint Venture Parcel, the size(s) of which said portion(s) of land shall be determined using the formula set forth in Article VII hereof, provided, however, such fee title grants shall not be deemed to exclude: (i) the grant to such Persons of additional interests in the Property, including, but not by way of limitation, such additional interests as provided for in the following subsection (D); and/or (ii) the execution with such Person(s) of collateral agreements, as part of such fee title grants, pertaining to those matters which are the subjects of agreements with Sears and May in the REA.

     (D) To grant to any Persons entitled under the Leases such easements, licenses, rights, privileges or powers in or incidental to the Property, including any Common Area (as that term is defined in the REA) or parts thereof, as Managing Partner shall deem appropriate, including, but without limiting the generality of the foregoing, the grant to any such Persons of the power to license such Persons' directors, officers, employees, agents, contractors, invitees, licensees, concessionaires, patrons and clients to use such common areas.

     (E) To commence, maintain and prosecute to final judgment or decision, and to dismiss, any and all actions or proceedings which Managing Partner shall deem appropriate for the establishment, enforcement, preservation or maintenance of all rights, privileges, powers or immunities with respect to the Property; and to defend actions or other proceedings to final judgment or decision and/or compromise, adjust and/or arbitrate claims, actions or other proceedings in respect of the Property.

     (F) To ask, demand, sue for, recover, collect, receive, deposit, hold and withdraw (and to expend and disburse the proceeds thereof for any and all purposes of this JVA) each and every sum of money, debt and account which shall become due, owing or payable in respect of the Operation of the Property and to use and take any lawful means for the recovery thereof by legal process or otherwise, and to execute and deliver a satisfaction or release therefor, together with the right and power to compromise or compound any claim or demand; and to execute or issue all checks or other non-negotiable instruments, as Managing Partner shall deem appropriate.

     (G) To grant or dedicate by deed or otherwise at any time and from time to time, such interests in fee, easements, rights, rights of way, licenses, or other interests in the Property, as Managing Partner shall deem appropriate for street, highway, bridge, tunnel, flood control, public utility or other public purposes, and to execute and deliver all such deeds, grants or other instruments to effectuate the same, without consideration or for such consideration as Managing Partner shall deem appropriate.

     (H) To file at any time and from time to time such reservations, restrictions, covenants or conditions with respect to the Property, as Managing Partner shall deem appropriate, and to make, execute and deliver all such instruments as Managing Partner shall deem appropriate to effectuate the same.

     (I) To acquire, develop, construct, manage, operate, preserve and maintain, as part of the Property, common areas and facilities, as Managing Partner shall deem appropriate, for the use, convenience, enjoyment, or comfort of Persons occupying, using, or otherwise coming upon the Property for purposes connected with its operation or operation of the businesses or conduct of the profession of Persons entitled under Leases, including, but not by way of limitation, surface vehicular parking, subsurface vehicular parking, elevated vehicular parking, service delivery tunnels, concourses, sidewalks, landscaping, fencing, malls, roadways, driveways, exterior stairways and rest rooms (adjunctive to common areas).


     (J) To enter into, execute, acknowledge and record the REA (and all amendments, modifications and/or supplements thereto) and to perform all the terms, provisions, conditions and agreements on the part of Partnership to be performed under the REA (and all amendments, modifications and/or supplements thereto).

     (K) (1) To pay or cause to be paid all Taxes (as that term is hereinafter defined in this subparagraph 1) levied upon, imposed on or assessed to or with respect to the Property and the Operation of the Property, including, but not by way of limitation, (i) all general and special real property taxes and assessments (including improvement district charges and other charges in the nature of taxes which are not included as part of the general and special real property taxes), (ii) all personal property taxes, (iii) all sales, use, transfer and other revenue producing or regulative taxes and (iv) all municipal or county license taxes (all of the foregoing being herein collectively referred to as "Taxes"), and any penalties imposed or interest charges in connection therewith; provided, however, Taxes shall not include income, corporation, inheritance, devolution, gift or estate taxes which may be charged to or assessed against either of the Partners or any general or limited Partners of Associates, as the case may be.

          (2) To contest, protest or object to the validity and/or the amount and/or applicability of any Taxes, or any part thereof, or any portion or portions of any part thereof, as Managing Partner shall deem appropriate.

          (3) To make and file any statement or report required by or provided for under law with respect to the determination, equalization, reduction, payment or contest of any Taxes.

     (L) To acquire at any time and from time to time (1) for Common Area purposes in respect to the Operation of the Property, such land or other real property or interests in the nature of real property and (2) such land and/or improvements from the City of Vancouver and/or Clark County and/or State of Washington, as Managing Partner shall deem appropriate, under a deed, lease, contract or other instrument of transfer or entitlement, and for such consideration and under such terms and conditions, as Managing Partner shall deem appropriate.

     (M) Subject to the provisions of Section 7.1, to organize and/or sponsor and/or manage and/or join associations (including associations organized as corporations) organized and/or operated for purposes of (i) the promotion of commercial enterprises on the Partnership Tract and other property and/or (ii) the maintenance operation, control and regulation of the Property and other property, as Managing Partner shall deem appropriate.

     (N)  To maintain, preserve and improve the Property.

     (0) To perform such necessary day-to-day transactions with any banking institution, savings or savings and loan institutions, real estate investment trust, insurance company or other institutional lender and/or pension or trust fund, as Managing Partner shall deem appropriate.

     Section 9.3

     (A) All acts and actions by Managing Partner in respect of the Property and the Operation of the Property shall be conclusively presumed, in favor of:

     (1)  any lender(s) under the provisions of Section 9.2(B), and

     (2) all other Person(s) interested in the Property or the Operation of the Property who have incurred liability or parted with value with respect thereto, to be valid and binding upon the Partnership and to have been done within the scope of authority of Managing Partner.

     (B) The powers and authority of Managing Partner herein (including, but not by way of limitation, the powers and authority set forth in Sections 9.1 and 9.2), if, as and when exercised (as Managing Partner shall deem appropriate), shall be exercised for and on behalf of the Partnership and in the name of the Partnership. The powers of Managing Partner herein may be exercised at any time and from time to time until Termination Date in such manner that the effectiveness of any such exercise and the legal consequences thereof may be for periods within or extending beyond Termination Date, and the termination and/or dissolution of the Partnership shall not impair the rights of any Person(s) under any instruments or agreements executed by the Partnership prior to Termination Date (except where such instrument(s) shall provide to the contrary), including, but not by way of limitation, contracts, mortgages, deeds, deeds of trust, leases, subleases, licenses, easements and/or the REA. The powers and authority of Managing Partner herein may be exercised by Managing Partner through such officer and employees of Managing Partner and/or Subsidiaries and/or Parent or Holding Corporation of Managing Partner or through such agents, subagents and independent contractors, as Managing Partner shall deem appropriate, for such reasonable compensation as Managing Partner shall deem appropriate.

                                    ARTICLE IX A
              RIGHTS, POWERS, PRIVILEGES AND IMMUNITIES OF ASSOCIATES

     Section 9A.1  Except as may be otherwise expressly provided in this
Article IX A, Associates shall have no rights, authority or powers in respect of the Operation of the Property.

     Section 9A.2 Associates covenants and agrees to promptly and properly execute and acknowledge, upon the request therefor by Managing Partner, such additional documents, instruments or statements, as may be submitted to Associates by Managing Partner, to confirm, explicate or implement the authority and powers of Managing Partner with respect to the Property and the Operation of the Property, as may be required by Persons dealing with or interested in the Property or the Operation of the Property.

     Section 9A.3 The provisions of Section 7.5 regarding temporary financing shall be subject to the rights of Associates to secure a more favorable interest rate than that proposed to be secured by Managing Partner, all other terms of such temporary financing suggested by Associates being at least as favorable as that proposed to be secured by Managing Partner, and the provisions of Section
7.6 regarding permanent financing shall be subject to the rights of Associates to secure a more favorable interest rate and/or greater principal amount than that proposed to be secured by Managing Partner, all other terms of such permanent financing suggested by Associates being at least as favorable as that proposed to be secured by Managing Partner. With respect to any New Permanent Loan, and in addition to the above rights, Associates shall have the right to approve a decision by Managing Partner to replace an existing Permanent Loan with a New Permanent Loan, which right of approval shall not be unreasonably withheld. The rights of Associates as herein set forth shall be exercised within thirty (30) days following written notification by Managing

Partner to Associates of a proposed borrowing pursuant to Sections 7.5 and 7.6, respectively.

     Section 9A.4 Neither Associates or the general partners or any of the limited partners of Associates shall have any right, power or authority to bind or otherwise obligate the Partnership to any contract, agreement or in any manner whatsoever without the prior written consent and approval of Managing Partner, and Associates and its general partners agree to indemnify and hold the Partnership harmless from any claims, liabilities or damages resulting from any acts of Associates, or its general or limited partners, which are not consented to or approved by Managing Partner.

                                   ARTICLE X

                  LIMITATIONS ON COVENANTS OF MANAGING PARTNER

     Notwithstanding the provisions of ARTICLES VII and VIII, the covenants of Managing Partner set forth in ARTICLES VII and VIII shall be subject to the following provisions:

     Section 10.1 The determination at any time and from time to time to exercise or not to exercise the authority and powers herein of Managing Partner and/or vested in Managing Partner by law shall be in the sole and absolute discretion of Managing Partner, acting in good faith.

     Section 10.2 The manner and nature of the exercise of the authority and powers herein of Managing Partner and/or vested in Managing Partner by law shall be in the sole and absolute discretion of Managing Partner, subject to the provisions of Section 9A.3 hereof, acting in good faith.

     Section 10.3 Managing Partner shall incur no liability whatsoever to Associates, its general partners or any of its limited partners so long as Managing Partner (and Persons acting under the provisions of the last sentence of Section 9.3(B)) shall have acted, or omitted to act, in good faith including, but not by way of limitation, for failure to (i) construct and/or operate the Property or (ii) operate the Property at a profit; and Associates, its general partners and its limited partners hereby release Managing Partner (and all Persons [excepting independent contractors] acting under the provisions of the last sentence of Section 9.3(B)) from any and all claims, rights, causes or causes of action Associates, its general partners and its limited partners or any of them might now or hereafter have arising from the manner or nature of Managing Partner's performance of this JVA and the exercise or non-exercise of the authority and powers herein of Managing Partner and/or vested in

Managing Partner by law, except for the failure to act, or to omit to act, in good faith as provided in the immediately preceding independent clause.

     Nothing contained in the foregoing provisions of this Section 10.3 shall be deemed to waive any rights or claims Managing Partner may have or assert, on behalf of the Partnership or itself (acting in its individual capacity and not as a member of the Partnership), against any of said Persons referred to in the foregoing provisions of this Section 10.3.

                                  ARTICLE XI

                             ACCOUNTING PROVISIONS

     Section 11.1 Subject to the approval of the Internal Revenue Service, the Partners agree that (i) the fiscal year of the Partnership and (ii) the accounting year for the Operation of the Property (herein referred to as the "Accounting Period") shall be from January 1st through December 31st of each year during the term of the Partnership, provided, however, the first Accounting Period shall commence as of the time the provisions of Section 8.1 hereof shall become effective (subject to Section 8.2 hereof) and end on the succeeding December 31st and the last Accounting Period shall commence on January 1st in the year in which the Partnership terminates and end on Termination Date.

     Section 11.2 In addition to amounts payable to Managing Partner pursuant to Section 11.3, Managing Partner shall be entitled to the following fees for services rendered to the Partnership without reference to the income of the Partnership, which shall constitute a guaranteed payment as that term is defined in Internal Revenue Code Section 707(c):

          (A) Managing Partner shall be entitled to prompt reimbursement from the Partnership of a pro rata share of non-direct costs and expenses allocated to the Partnership for the same non-direct costs and expenses and on the same basis as such non-direct costs and expenses are allocated by Managing Partner and its Parent or Holding Corporations to other shopping centers, provided, however, for each Accounting Period such reimbursement from the Partnership, net of recovery from Occupants, as that term is defined in the REA, shall not exceed four percent (4%) of the gross annual minimum and percentage rents (determined on the accrual basis) for such Accounting Period; and

          (B) Managing Partner shall be entitled to receive a fee for providing the interim financing referred to in Section 7.5 hereof, if such interim financing is provided by Managing Partner or its Parent or Holding Corporations, said fee to be one and one-half percent (1-1/2%) of the interim financing monies that are made available to the Partnership, payable as and when such interim financing monies are made available to the Partnership.

     Associates shall be entitled to no fees or payments pursuant to this JVA, except as provided in Section 11.3 hereof.


                                         25a

     Section 11.3 (A)   The net profits or net losses of the Partnership
(herein referred to as Partnership Net Profits or Partnership Net Losses, as the case may be) for each Accounting Period shall be allocated in the following percentages:

     May Centers, Inc.        50%
     Vancouver Associates     50%

No distribution shall be made of Partnership Net Profits, except as and to the extent provided in Section 11.4 hereof.

                    (B) The Partnership Net Profits or the Partnership Net Losses, as the case may be, shall be determined in accordance with generally accepted accounting principles consistently applied.

     Section 11.4

     (A) Except as provided in the following subsection (B), the Managing Partner shall distribute to the Partners (i) the Partnership Net Profits and
(ii) any other funds of the Partnership not constituting Partnership Net Profits in the proportions set forth in 11.3(A) hereof as soon after the end of each Accounting Period as the amount thereof reasonably can be determined, provided, however, Managing Partner may make quarterly distributions to the Partners on the basis of estimates of amounts due for an Accounting Period.

     (B) For each Accounting Period, Managing Partner may (as it shall deem appropriate) set aside such amounts of money from funds of the Partnership (including, but not by way of limitation, Partnership Net Profits) as it shall deem necessary to retain in order to distribute or pay amounts specified in
Section 11.5 hereof or to meet estimated payments and expenditures required in respect of the Operation of the Property for succeeding Accounting Period(s) and prior Accounting Periods, in excess of the current anticipated receipts of the Partnership for such succeeding

Accounting Period(s), such amounts so retained for each respective Accounting Period being herein referred to without distinction as "Retentions"; provided, however, the Retentions for any respective Accounting Period shall be restricted in amount so as not to reduce the amount of distributions to Partners below the amount of the Partnership Net Profits, except to the extent necessary, as determined by Managing Partner, to:

          (1) make adequate provision for payment of debts of the Partnership incurred in the ordinary course of business and not payable in installments;

          (2) make adequate provision for payment of the principal and interest on debts of the Partnership payable in installments;

          (3) not render the Partnership insolvent at any time (insolvency being defined, for the purposes of this clause (3), as the inability of the Partnership to meet its obligations as they mature in the ordinary course of the Partnership business); and

          (4) pay Managing Partner the amounts due it pursuant to the provisions of Section 11.5 hereof, provided, however, this clause (4) shall be subject and subordinate to each of the foregoing clauses numbered (1), (2) and
(3).

     Section 11.5 In addition to other amounts properly payable to Managing Partner pursuant to this JVA, the Managing Partner shall be entitled to receive:

     (A) out of the first funds available other than interim financing, the Partnership shall distribute cash to Managing Partner in one or more payments of an aggregate amount of Four Hundred Eighty Thousand Dollars ($480,000) provided, however, to the extent the amount required to be paid to Managing Partner pursuant to this Section 11.5(A) is not paid, such unpaid amount shall be due to Managing Partner with interest after the date of the opening of fifty percent (50%) of the Floor Area of the Mall Stores at the same rate of interest as specified in Section 7.5 hereof; and

     (B) if Managing Partner has loaned funds to the Partnership pursuant to the provisions of Section 7.6 hereof, the Partnership shall repay Managing Partner the sum of the principal amount of such loan plus interest at the same rate as specified in Section 7.5 hereof, provided, however, payments by the Partnership to Managing Partner pursuant to this Section 11.5(B) shall be limited by the following:

          (1) If Operating Cash Flow, as hereinafter defined in Section 11.9, is in excess of Four Hundred Thousand Dollars ($400,000), sixty percent (60%) of such Operating Cash Flow shall be so paid to Managing Partner and the balance of the Operating Cash Flow shall be distributed to the Partners in accordance with the percentages set forth in Section 11.3 hereof; and

          (2) If Operating Cash Flow is Four Hundred Thousand Dollars ($400,000) or less, eighty percent (80%) of such Operating Cash Flow shall be so paid to Managing Partner and the balance of the Operating Cash Flow shall be distributed to the Partners in accordance with the percentages set forth in
Section 11.3 hereof; provided, however, amounts paid to Managing Partner pursuant to this Section 11.5(B) shall first be considered as payment of interest, as aforesaid, and any balance of any payment so made shall be considered as a payment of the principal amount loaned to the Partnership by Managing Partner pursuant to Section 7.6 hereof.

     Section 11.6 For each Accounting Period, Managing Partner shall prepare or shall cause to be prepared statements, in accordance with generally accepted accounting principles consistently applied, of the financial position of the Partnership and Partnership Net Profits, or Partnership Net Losses, as the case may be, and of any other funds of Partnership (not derived from earnings) received during such respective Accounting Period. Said statements shall be prepared within a reasonable time after the close of the immediately preceding Accounting Period and shall be transmitted to Associates within a reasonable time after the preparation thereof. Similar statements shall be prepared for each quarter of an Accounting Period and transmitted to Associates within a reasonable time after the preparation thereof. Upon request of Associates, Managing Partner shall prepare a statement showing the revenues and expenses of the Partnership during the calendar month prior to the date of such request by Associates and transmit the same to Associates within a reasonable time after the preparation thereof.

     Section 11.7 Proper and complete books of account in respect of the Operation of the Property shall be kept at such place as Managing Partner shall determine from time to time (Managing Partner to notify Associates of the address of such place), and shall be open to inspection by Associates or its duly authorized representatives at any reasonable time during normal business hours, subject to the provisions of the following sentence. The said books of account shall be maintained by General Partner for a period of three (3) years after the end of the respective Accounting Period as to which they appertain or such longer period as may be deemed necessary by Managing Partner. The said books and records of account as at the close of each Accounting Period shall be examined at the cost of the Partnership by an independent certified public accountant, selected by Managing Partner, who shall make a report thereon. Managing Partner shall submit a true copy of such report to Associates within sixty (60) days after receipt thereof from such independent certified public accountant. If Associates shall fail to object to any respective report within one hundred eighty (180) days after the receipt thereof, then such report shall be conclusively deemed true and correct for all purposes of this JVA.

     Section 11.8 With respect to the federal and state income tax returns required of the Partnership, Managing Partner shall prepare the same or cause the same to be prepared at the expense of the Partnership and all decisions with respect to the income and expenses to be shown on said tax returns shall be decided by the Managing Partner, provided, however, depreciation shall be calculated, subject to the provisions of the Internal Revenue Code, on a composite basis with accelerated depreciation for any Property of the Partnership for the optimum period of time applicable to each composite group and straight line depreciation thereafter, so as to maximize depreciation in every year. Subject to the provisions of the Internal Revenue Code, investment credit shall be divided between the Partners in accordance with the percentages set forth in Section 11.3 hereof.

     Section 11.9 As used herein, the term "Operating Cash Flow" shall mean the amount of Partnership Net Profits or Partnership Net Losses for an Accounting Period as adjusted by non-cash items in accordance with generally accepted accounting principles consistently applied, less the Retentions set aside pursuant to Section 11.4 hereof.

                                  ARTICLE XII
                           RESTRICTIONS ON TRANSFER

     Section 12.1 No Partner shall mortgage, pledge, sell, assign, hypothecate or otherwise encumber, transfer or permit to be transferred in any manner or by any means whatever, whether voluntarily or by operation of law, all or any part of its interest in the Partnership, except as herein provided:

     (a) No Partner shall mortgage, pledge, sell, assign, hypothecate or otherwise encumber, transfer or permit to be transferred in any manner or by any means whatever, whether voluntarily or by operation of law, all or any part of its interest in the Partnership after execution of this JVA but prior to the earlier of August 1, 1985 or the date that 200,000 square feet of Floor Area of Mall Stores are open to the public.

     (b) Following the first to occur of July 31, 1985 or the date that 200,000 square feet of Floor Area of Mall Stores are open to the public, no Partner shall mortgage, pledge, sell, assign, hypothecate or otherwise encumber, transfer or permit to be transferred in any manner or by any means whatever, voluntarily or by operation of law, all or any part of its interest in the Partnership, except as otherwise expressly provided in this Article XII. Either Partner may, following the first to occur of July 31, 1985 or the date that 200,000 square feet of Floor Area of Mall Stores are open to the public, sell, assign or otherwise transfer all (but no fractional part, subject to the last paragraph of this Section 12.1(b)) of its interest in the Partnership, provided that any such assignee or transferee shall take such interest subject to the terms, provisions and conditions of this JVA and shall acknowledge his or its acceptance of this JVA by executing and delivering to the other Partner an instrument in form satisfactory to the other Partner, whereby he or it assumes and agrees to be bound by all the terms, provisions and conditions hereof and to become a Partner for all purposes hereof; provided, however, that any Partner so desiring to sell, assign or transfer its interest in the Partnership (hereinafter referred to in this Section 12.1(b) as "Seller") may do so only after complying with the following requirements and subject only to the rights and option herein contained: (i) Seller shall give written notice to the other Partner of its intention to sell, assign or transfer its interest, and shall accompany said notice with a true copy of a written offer executed by a bona fide prospective purchaser (hereinafter referred to in this Section 12.1(b) as "Purchaser") containing all of the terms and conditions of such offer, which must be consistent with the last paragraph of this Section 12.1(b); and (ii) the remaining Partner shall then have the option to purchase the interest so offered for sale upon the same terms and conditions as are set forth in said written offer.

     If the consideration to be paid pursuant to such written offer is to be paid wholly in cash, and the remaining Partner desires to effectively exercise such option, the remaining Partner must give written notice of the exercise of the option to Seller within sixty (60) days after receipt of the above-mentioned notice from Seller. If the consideration to be paid pursuant to such written offer is not wholly to be paid in cash, the price to be paid by the remaining Partner for such interest shall be equal to (i) the amount of any cash to be paid pursuant to such written offer, plus (ii) the appraised value of the non-cash consideration to be paid pursuant to such written offer as determined by three arbitrators appointed and acting in the manner set forth for the appointment and conduct of arbitrators in Article XVII hereof, except that each of such arbitrators shall be professionally qualified with respect to the appraisal of such non-cash consideration. A copy of the arbitrators' determination of the value of the non-cash consideration shall be furnished to each Partner, and if the remaining Partner desires to effectively exercise such option, the remaining Partner must give written notice of the exercise of the option to Seller within thirty (30) days after receipt of such arbitrators' determination.

     If the remaining Partner exercises the option herein granted, as a condition of this option, the purchase of Seller's interest shall take place at a time, place and date (within six (6) months after exercise of the option) specified by notice by the remaining Partner within thirty (30) days after exercise of the option.

     If the foregoing option is not exercised, then and in that event Seller may, within one hundred twenty (120) days following the last day upon which the remaining Partner could have exercised its option, sell, assign or transfer to Purchaser its interest in the Partnership, subject to the last paragraph of this
Section 12.1(b), provided that such sale to Purchaser is made strictly in accordance with the terms and conditions of such written offer, which written offer must be consistent with the last paragraph of this Section 12.1(b), and such Purchaser assumes and agrees to be bound by all the terms, provisions and conditions of this JVA, as aforesaid. If such sale, assignment or transfer to Purchaser is not completed within such one hundred twenty (120) day period, except as provided in the last paragraph of this Section 12.1(b), the option in favor of the remaining Partner contained in this Section 12.1(b) shall be reinstated.

     The Partners agree not to sell, assign or transfer fifty percent (50%) or more interest in the Partnership in any twelve (12) calendar month period pursuant to this Section 12.1(b) and, should one Partner give the notice of intention to sell, assign or transfer hereinabove referred to, the other Partner shall have no right to sell, assign or transfer its interest in the Partnership pursuant to this Section 12.1(b) until the expiration of twelve (12) calendar months after the sale, assignment or transfer contemplated by such notice of intention (except to the extent that sales, assignments or transfers by both Partners would aggregate less than fifty percent (50%) interest in the Partnership), unless the sale, assignment or transfer contemplated by the notice of intention is not made within the one hundred twenty (120) day period referred to in the immediately preceding paragraph hereof. In the event that a Partner owns a fifty percent (50%) or more interest in the Partnership, the offer of the Purchaser shall provide for a sale, assignment or transfer of forty-nine percent (49%) within said one hundred twenty (120) day period and a sale, assignment or transfer of the balance of the interest of the Seller after the expiration of twelve (12) months thereafter.

      (c) Either Partner may, following July 31, 1985, withdraw from the Partnership by giving notice of such intention to withdraw to the other Partner, provided, however, that any Partner so desiring to withdraw from the Partnership (hereinafter referred to in this Section 12.1(c) as "Offeror") may do so only after complying with the following requirements and subject only to the rights and option herein contained: (i) Offeror shall give written notice to the other Partner ("Offeree") of its intention to withdraw, and shall accompany said notice with an offer in writing ("Offer") stating the cash purchase price at which the Offeror is willing to purchase an undivided 100% interest in the Property as of the date of the Offer, subject to which mortgages, deeds of trust and other liens the Property is being conveyed and which are listed in the Offer; and (ii) the Offeree shall then be obligated, subject to the provisions of this Section 12.1(c), either to:

          (1) purchase the Offeror's interest in the Property for cash at a price equal to the 100% price referred to above multiplied by the percentage specified for the Offeror in Section
     11.3 hereof; or

          (2) sell to the Offeror the interest of the Offeree in the Property for cash at a price equal to the 100% price referred to above multiplied by the percentage specified for the Offeree in Section 11.3 hereof.

The Offeree must give written notice of its election to the Offeror within sixty (60) days after receipt of the Offer, which notice shall, if the Offeree elects to purchase pursuant to subparagraph (1) above, specify the place, time and date within six (6) months after said notice for the closing, provided, however, that the failure of the Offeree to give OfferOr notice that the Offeree has elected under subparagraph (1) above shall be conclusively deemed to be an election under subparagraph (2) above.

     If, following an election by the Offeree to purchase, the Offeree is not ready and willing to consummate the purchase in accord with this Section 12.1(c), the Offeree shall be deemed to be in default and the Offeror, in addition to all other rights and remedies available at law or in equity against the Offeree, shall have the right to purchase the interest of the Offeree in the property pursuant to subparagraph (2).

     At the closing of any sale of the Property pursuant to this Section 12.1(c), the purchasing Partner shall by a legally enforceable agreement assume the payment of, and indemnify and hold the selling Partner harmless from, any indebtedness of the Partnership for which the Partners have personal liability, including without limitation any lien on the Property set forth in the Offer to which the Partners have personal liability.

     If, at the time of the purchase of the Property, such Property is subject to an encumbrance, other than an encumbrance listed in the Offer, the purchasing Partner shall discharge such encumbrance and reduce the amount of the purchase price by the amount of money required to discharge such encumbrance. If, at the time of the purchase of the Property, the purchase price is less than the amount of all the encumbrances on the Property, whether listed in the Offer or not, purchaser may, at its option, cancel the purchase or conclude the transaction on terms acceptable to purchaser, the seller and the holder of the encumbrance or holders of the encumbrances. In the event the purchase is cancelled by the purchaser, the terms of this JVA shall remain in effect and continue to be binding on the Partners.

     The closing of any sale of the Property pursuant to this Section 12.1(c) shall take place at the time, place and date specified by Offeree in its election to purchase or, if Offeror is to purchase the Property, Offeror shall give a notice to Offeree within sixty (60) days after it is determined hereunder that Offeror is to purchase the Property, which notice shall specify the place, time and date within six (6) months after said notice for the closing. The instruments and documents to be exchanged at the closing shall, in the reasonable opinion of counsel for the purchasing Partner, be legally sufficient to convey to the purchasing Partner the Property free and clear of all liens, claims and encumbrances, except the liens, claims and encumbrances listed in the Offer as being those liens, claims and encumbrances subject to which the Property is being sold.

     (d) Notwithstanding the limitations contained in this Article XII, Managing Partner may at any time sell, assign or otherwise transfer its interest in the Partnership or part thereof to a corporation which is the parent or an affiliate of Managing Partner or to a corporation which is controlled by said Managing Partner, provided that (i) such corporation shall have a minimum net worth of One Million Dollars ($1,000,000.00), including the value of its participation in the Partnership, and (ii) such corporation shall take such interest subject to the terms, provisions and conditions of this JVA and shall acknowledge its acceptance of this JVA by executing and delivering to the other Partner an instrument, in form reasonably satisfactory to the other Partner, whereby it assumes and agrees to be bound by all the terms and conditions hereof and to become Managing Partner for all purposes hereof.

     (e)  No transfer of any interest, whether or not permitted by this
Article XII, shall be deemed to terminate the Partnership, but (i) if Associates makes an assignment for the benefit of creditors, or applies for the appointment of a trustee, liquidator or receiver of any substantial part of its assets, or commences any proceeding relating to itself under any bankruptcy, reorganization, arrangement or similar law; or (ii) if any such application is filed or proceeding is commenced against Associates and Associates indicates its consent thereto, or an order is entered appointing any such trustee, liquidator or receiver or approving a petition in any such proceedings and such order remains in effect for more than sixty (60) days;
or (iii) if Harry Newman, Jr. dies and Associates does not provide the waiver referred to in the last sentence of this Section 12.1(e); or (iv) if Harry Newman, Jr. is adjudged incompetent and Associates does not provide the waiver referred to in the last sentence of this Section 12.1(e); or (v) if Associates is dissolved or its existence is terminated by operation of law or otherwise, including without limitation as a result of the death or incompetency of a general partner; then and in any such event, Managing
Partner shall have the exclusive right and option, exercisable by written notice given not later than sixty (60) days after receipt by Managing Partner of written notice (hereinafter referred to as "Notice of Event") of the event giving rise to the option (but such receipt of Notice of Event shall not be deemed a condition precedent to exercise by Managing Partner of the option hereby granted
it) to purchase the interest of Associates at a price equal to the net fair market value of the Partnership determined as provided in Article XVII hereof multiplied by the percentage specified for Associates in Section 11.3 hereof. A copy of the arbitrators' determination of net fair market value made pursuant to the provisions of Article XVII hereof shall be furnished to each Partner, and, if Managing Partner has exercised its option to purchase pursuant to this
Section 12.1(e), Managing Partner may rescind its exercise of such option by notice to the other Partner or its representative within thirty (30) days of its receipt of such arbitrators' determination. In the event of a sale under this
Section 12.1(e), the transaction shall be consummated at a time, place and date (within six (6) months after receipt of such arbitrators' determination) specified by notice by Managing Partner within thirty (30) days after receipt of such arbitrators' determination. In the event of the death or incompetency of Harry Newman, Jr., if Associates within thirty (30) days after written request of Managing Partner agrees to waive and renounce in writing and in a form reasonably satisfactory to counsel for Managing Partner any and all rights herein granted to Associates (other than the rights to receive payments pursuant to Section 11.3 and Article XIV) including without limitation the rights to consult with, approve or otherwise control, directly or indirectly, the actions or rights of Managing partner and the rights, powers, privileges and immunities of Associates as set forth in Article IX-A hereof, Managing Partner shall not have the option that would be otherwise granted pursuant to clause (iii) or (iv) above, as the case may be.

     (f) Neither the Partnership nor any Partner shall be required to recognize as a Partner the transferee of any interest, not made pursuant to the terms hereof, or the guardian of an incompetent or the representative in probate of any estate as a Partner, and the sole right of any such transferee, guardian or representative shall be to receive from the Partnership any distributions to which the assignor of such interest, or the incompetent or deceased Partner would have been entitled but for such sale or transfer, or but for such incompetency or death of a Partner, as the case may be, subject to reduction by reason of any exercise of any option contained in this Article XII. Notwithstanding the foregoing, the Partnership and Managing Partner shall recognize for all purposes hereunder any transferee, guardian or representative in probate who is a transferee pursuant to a transfer permitted by this Article XII, provided that any successor to the guardian or representative in probate shall have no authority to act hereunder unless and until such authority is established to the reasonable satisfaction of Managing Partner, and no such guardian or representative shall have any authority to act with respect to any matter as to which such guardian or representative would be required to obtain the approval of any court.

     (g) Any Partner who makes a sale or assignment in accordance with the provisions of Sections 12.1(b), 12.1(c), 12.1(d), or 12.1(e) hereof shall be released from any and all obligations and liability hereunder except for obligations, liabilities, duties and rights arising before such sale or assignment which have not been determined or ascertained as of the date of such sale or assignment and for rights or remedies which a non-defaulting Partner may have against a defaulting Partner in law or equity.

     (h) The restrictions upon transfer contained in this Article XII shall not be applicable to a sale, assignment or other transfer of Managing Partner's interest in the Partnership to any corporation with whom Managing Partner may become merged or consolidated, or to whom Managing Partner may sell, assign or transfer substantially all of its assets, or who may succeed to substantially all of the assets of Managing Partner by reason of any manner of reincorporation or reorganization (except under the provisions of any Bankruptcy Act), and the corporation resulting from such merger, consolidation, reorganization or reincorporation shall thereupon become Managing Partner hereunder, provided that any such transferee shall take such interest subject to the terms, provisions and conditions of this JVA and shall acknowledge its acceptance of this JVA by executing and delivering to Associates an instrument whereby such transferee assumes and agrees to be bound by all of the terms and conditions hereof, whereupon Managing Partner shall be released from any and all liability hereunder.

     (i) The restrictions upon transfer contained in this Article XII shall not be applicable to the admission of additional limited partner(s) by Associates or the withdrawal of limited partner(s) provided that (i) the total number of limited partners of Associates does not at any time exceed ten (10) in number, (ii) such admission or withdrawal of limited partner(s) does not result in or cause a dissolution of, or the termination of the existence of, Associates by operation of law or otherwise, and (iii) other than to provide for the admission or withdrawal of limited partner(s), the Limited Partnership Agreement of Vancouver Associates will not be modified, changed or amended in any manner whatsoever, except that there may be amendments of the portions of the Limited Partnership Agreement of Vancouver Associates concerning distributions to limited partners of profits and amounts due on dissolution and accounting provisions effecting the limited partners of Associates with the approval of Managing Partner, which approval may not be unreasonably withheld.

     Associates agrees that the Limited Partnership Agreement of Vancouver Associates will not be amended in any way, except as specifically provided in this Section 12.1(i) and further agrees and represents that the Certificate attached to this JVA as Exhibit 3 is true and correct and shall not be changed, modified or withdrawn in any way without the approval of Managing Partner, in the sole and absolute discretion of Managing Partner.

     (j) No Partner shall mortgage, pledge, hypothecate or otherwise encumber its interest in the Partnership without the consent of the other Partner in its sole and absolute discretion. A Partner may not withdraw, retire or resign as a Partner nor may any person be admitted as a Partner without the approval of the other Partner, except as specifically permitted by this Article XII or in
Article XV.

     (k) All restrictions on transfer and the options contained in this Article XII shall survive the termination of this JVA and shall continue to be binding upon the Parties hereto and the heirs, executors, administrators, successors and assigns of the respective Parties, as the case may be, so long as they shall hold title to the Property.

                                      ARTICLE XIII

                                      FORCE MAJEURE

     Notwithstanding anything contained in this JVA, Managing Partner shall be excused from performing any obligation or undertaking provided in this JVA, and any delay in the performance of any obligation under this JVA shall be excused, in the event and/or so long as the performance of such obligation is prevented, delayed, retarded, hindered or prohibited by Act of God, fire, earthquake, flood, explosion, actions of the elements, war, invasion, insurrection, riot, mob violence, sabotage, malicious mischief, inability to procure, or unavailability of, or general shortage of labor, equipment, facilities, materials or supplies in the open market, failure of transportation, strikes, lockouts, action of labor unions or trade organizations, condemnation or agreement by Managing Partner in lieu thereof, pending litigation or appeal thereof or therefrom, requisition, laws, orders, statutes, ordinances, directives, regulations or other proscription of any government authority whatever, whether civil, military, naval, environmental, municipal, state or federal authority, or any commission, board or agency of the same, having jurisdiction over the premises, or any other cause, whether similar or dissimilar to the foregoing, not within the reasonable control of Managing Partner. Nothing contained in the foregoing provisions of this Article XIII shall be deemed to derogate or be construed as derogating from the rights, powers, privileges, immunities and/or discretion of Managing Partner as provided herein.

                                  ARTICLE XIV

                          DISSOLUTION AND LIQUIDATION

     Section 14.1 Dissolution of the Partnership shall occur only on Termination Date. On dissolution of the Partnership, Managing Partner (except in the case where Termination Date shall occur as a result of the Bankruptcy of Managing Partner or pursuant to Section 5.2(iv), in which case Managing Partner shall have no right or power to wind up the Partnership affairs, and in which event Associates shall designate a bank or trust company to act for the Partnership in winding up the Partnership affairs) shall have full and exclusive authority and power to proceed to the liquidation of the Property and wind up the Partnership affairs in accordance with the applicable laws of the State of Washington and the terms of this JVA.

     Section 14.2 The proceeds of liquidation and other assets of the Partnership shall be applied and distributed in the following manner in the order of priority and to the extent funds and other assets shall be available therefor:

     (A) All liabilities and obligations to creditors (except as respects Instruments of Indebtedness secured exclusively by liens or encumbrances on the Property [except any portions thereof constituting personal property]) and all amounts due Managing Partner pursuant to Section 11.5(B) shall be paid.

     (B) Amounts due Managing Partner pursuant to Section 11.5(A) shall be paid to the extent not previously paid.

     (C) For the last Accounting Period and for previous Accounting Periods (if not theretofore distributed), the amounts due Managing Partner pursuant to Section 11.2 shall be paid.

     (D)  Amounts due Partners for the last Accounting Period pursuant to
Section 11.4 shall be paid.

     (E) The respective amounts of the Capital Account of the Partners shall be paid to the Partners.

     (F) The remaining cash and other assets of Partnership, if any, shall be distributed in kind, subject to any Instruments of Indebtedness, lien or encumbrance on the Property (except any portions thereof constituting personal property), to the Partners in accordance with the percentage specified for the Partners in Section 11.3 hereof.

     Section 14.3 If the assets of the Partnership on dissolution consist of cash and non-cash assets, the cash shall first be used to make distributions in the required order of priority until exhausted and then the non-cash assets shall be distributed in the remaining priorities. Assets of the Partnership may be distributed in kind on the basis of the then fair market value thereof as determined by Managing Partner, provided, however, if Associates disapproves such determination by Managing Partner within thirty (30) days after notice of such determination is given to Associates, said fair market value shall be determined by an independent appraiser of the American Institute of Real Estate Appraisers appointed by the American Arbitration Association. If assets are distributed in kind to more than one Partner, they shall be distributed to the Partners as tenants in common.

                                  ARTICLE XV

                            SUCCESSORS AND ASSIGNS

     Section 15.1 Subject to the provisions of Article XII and Section 15.2, this JVA shall be binding upon and inure to the benefit of the heirs, representatives, administrators, executors, successors and assigns of the respective Partners hereto, and all references to Managing Partner or Associates, as the case may be, shall be deemed a reference to their respective heirs, representatives, administrators, executors, successors or assigns, from time to time (as the applicable case may be, and as the actual situation may require); provided, however, the foregoing provisions of this
Article XV shall not be construed as consent by the Partners to, or empowerment by this JVA of, an assignee or successor of or through a Partner other than as permitted by Article XII and Section 15.2. In the event that any sale, assignment or other transfer of any Partner's interest in the Partnership is made pursuant to this JVA, the Partner so selling, assigning or otherwise transferring its interest shall inform the remaining Partner of such transfer in writing within fifteen (15) days after the completion of the transaction giving rise to such transfer. Such notice shall be signed by both the transferor and the transferee and shall set forth the proportion of such Partner's interest so transferred and the proportion of such Partner's interest, if any, retained by such Partner. Following the receipt by the remaining Partner of such notice the books and records of the Partnership shall be adjusted accordingly.

     Section 15.2 Apart from and independent of that which is provided for in the provisions of Article XII, from and after twenty (20) years from the date hereof, Managing Partner, upon forty-five (45) days' notice to Associates, may substitute for itself any other Person as Managing Partner (and assign to such Person all its rights and interest hereunder, subject to the provisions of the last paragraph of Section 12.1(b) hereof), provided that such Person shall have, on the effective date of substitution, a net worth of not less than One Million Dollars ($1,000,000); and effective upon the date of such substitution, Managing Partner shall thereupon be released from all liability and obligation hereunder arising thereafter.

                                    ARTICLE XVI

                      OTHER ENTERPRISES OF MANAGING PARTNER

     Associates acknowledges that is has fully knowledge and understanding (and agrees to be conclusively bound in respect thereof) that Managing Partner and its respective Parent, Holding Corporation, Subsidiaries or other Persons related to or affiliated with, now or hereafter formed (and all respective successors or assigns), will be involved and interested, as sole or joint owner, lessee, partner of a general or limited partnership or other form of juridical entity or business association, through their officers, agents, employees or contractors, now and hereafter, in the development, construction, operation, maintenance, management and/or preservation of department stores and/or shopping centers, or other developments, which such actions may now or hereafter be in substantial conflict or competition, directly or indirectly, with the Operation of the Property, and that such officers, agents, employees or contractors, acting in respect of and for such department stores and/or shopping centers, may have conflicting loyalties with respect to any actions taken or omitted to be taken by them in respect of the Operation of the Property. Associates agreeing to be conclusively bound herewith:

     (A)  Consents to the foregoing, and

     (B) Stipulates that in respect of any and all actions, described aforesaid, Managing Partner shall not be deemed in any respect or in any manner to have violated any terms or provisions of this JVA or its fiduciary duty herein, or to have diverted any business opportunity of the Partnership or Associates.

                               ARTICLE XVII

                                ARBITRATION

     Section 17.1 In every case where this JVA provides for or permits the resolution of a dispute or controversy by arbitration and in the case of any determination of value pursuant to the provisions of Article XII, such dispute, controversy or determination of value shall be resolved by arbitration under this Article. However, nothing herein requires arbitration of any dispute arising under this JVA for which injunctive relief is sought by a Partner.

     Section 17.2 If the Partners are unable to reach an agreement with respect to any such dispute, controversy or determination of value, it is agreed and understood that, if such agreement shall not be arrived at within thirty (30) days after written notice that such dispute or controversy exists, or such determination of value is needed, then either Managing Partner or Associates shall have the right at any time after the expiration of such thirty (30) day period to require the same to be submitted to arbitration as herein provided by giving notice thereof to the other Partner.

     Section 17.3 On the election of either the Managing Partner or Associates to arbitrate any dispute, controversy or determination of value, Managing Partner shall select a person to act as arbitrator and Associates shall select a person to act as arbitrator, and a neutral arbitrator shall be selected by both the Managing Partner and Associates. If, within thirty (30) days after either Partner's notice to the other of the required notice to submit a dispute, controversy or determination of value to arbitration, either Managing Partner or Associates fails to select an arbitrator or if they are unable to agree on a third arbitrator, the remaining arbitrator(s) shall be selected, except in the case of a determination of value, on application to the

Chief Justice of the Supreme Court of Washington, and if he shall not so act then the Senior Presiding Judge of the Superior Court sitting in Clark County, State of Washington, and said third arbitrator shall be a judge or lawyer, or retired judge or retired lawyer. In the case of a determination of value, the remaining arbitrator(s) shall be selected by the then President of the American Institute of Real Estate Appraisers or successor body hereafter constituted exercising similar functions. Any person designated as an arbitrator shall be knowledgable and experienced in the matters sought to be arbitrated, but shall not be in the employment of either Partner, directly, indirectly or as an agent, except in connection with the arbitration then proceeding. In the case of a determination of value, all arbitrators shall be members of the American Institute of Real Estate Appraisers.

     The arbitrators shall meet or otherwise confer as deemed necessary by the arbitrators to resolve the dispute and, except in the case of a determination of value, a decision of a majority of the arbitrators will be binding upon the Partners. In the case of a determination of value, if the determinations of any two or all three of the arbitrators shall be identical in amount, said amount shall be deemed to be the value in question. If the determinations of all three arbitrators shall be different in amount, the highest appraised value shall be averaged with the middle value (said average being hereinafter referred to as "Sum A"), the lowest appraised value shall be averaged with the middle value (said average being hereinafter referred to as "Sum B"), and the value in question shall be determined as follows:

     (a) If neither Sum A nor Sum B differs from the middle appraised value by more than five percent (5%) of such middle appraised value, then the value in question shall be deemed to be the average of the three appraised values;

     (b) If either Sum A or Sum B (but not both of said sums) differs from the middle appraised value by more than five percent (5%) of such middle appraised value, then the value in question shall be deemed to be the average of the middle appraised value and the appraised value closest in amount to said middle appraised value; and

     (c) If both Sum A and Sum B differ from the middle appraised value by more than five percent (5%) of such middle appraised value, all appraisals shall have no force and effect, and the Partners shall select different arbitrators and proceed again with a new arbitration in accordance with this
Article XVII. The determination of value in accordance with the provisions of this Article XVII shall be binding upon the Partners.

     The decision of the arbitrators shall be in writing and shall be made as promptly as possible after the designation of the last additional arbitrator, but in no event later than forty-five (45) days from the date of the designation of the last additional arbitrator. A copy of the decision of the arbitrators shall be signed by at least a majority of the arbitrators and given to each Concerned Party in the manner provided in Article XVIII of this JVA for the giving of notices.

     Section 17.4 To the extent permitted by law, compliance with the provisions of this Article XVII shall be a condition precedent to the commencement by Associates or Managing Partner of any judicial proceeding arising out of any such dispute, controversy or determination of value.

     Section 17.5 The costs and expenses of the arbitrators and arbitration proceeding shall be borne equally by Associates and Managing Partner, unless the arbitrators assess the same unequally among the Partners.

     Section 17.6 A judgment may be entered on a decision of the arbitrators that is binding upon the Partners in any court of competent jurisdiction.

                                 ARTICLE XVIII

                                    NOTICES

     Every notice, demand, request, consent, approval, disapproval, designation or other communication (herein without distinction sometimes referred to as "notice") which Associates or Managing Partner is respectively required or desires to give or make or communicate upon or to the other shall be in writing and shall be given or made or communicated by personally delivering the same or by mailing the same by registered or certified mail, postage prepaid, return receipt requested, as follows:

     If to Associates to:

               Vancouver Associates
               P. O. Box 40
               Long Beach, California 90801
               Attention: Harry Newman, Jr.

     If to Managing Partner to:

               May Centers, Inc.
               c/o The May Stores Shopping Centers, Inc.
               10738 West Pico Boulevard, Suite 1
               Los Angeles, California 90064
               Attention: President

     with a duplicate to:

               The May Stores Shopping Centers, Inc.
               611 Olive Street
               St. Louis, Missouri 63101
               Attention: Executive Vice President

subject to the right of a Partner to designate a different address by notice similarly given at least ten (10) days in advance. Unless specifically stated to the contrary elsewhere in this JVA, any notice shall be deemed to have been given, made or communicated as the case may be, on the date the same was personally delivered or deposited in the United States Mail, registered or certified, return receipt requested, properly addressed, with postage thereon fully prepaid.

     Until Managing Partner shall be notified of changes in rights to share in (i) Partnership Net Profits and (ii) distributions on dissolution, as provided in Article XIV hereof, Managing Partnershall be entitled to rely on the last notices received by it in respect thereof.

                                 ARTICLE XIX

                                SEVERABILITY

     If any provision or provisions of this JVA shall to any extent prove to be invalid, void, illegal or unenforceable, the remainder of this JVA (or the application of such provision to persons or circumstances other than those in respect of which it is invalid or unenforceable) shall not be affected or impaired or invalidated thereby, and each provision hereof shall be valid and enforceable to the fullest extent permitted by law.

                                  ARTICLE XX

                          CONSTRUCTION OF AGREEMENT

     This JVA shall be construed, interpreted and applied in accordance with the laws of the State of Washington.

                                  ARTICLE XXI

                                   AMENDMENT

     Section 21.1 This JVA may be amended or otherwise modified only by a written agreement signed by the Partners and the consent or approval of any other Person(s) shall not be required, subject, however, to any right with respect thereto of the holders of any mortgages, trust deeds or indentures encumbering the Property.

     Section 21.2 Only fifty-five percent (55%) of the ownership of partnership interests in Associates is needed for any such amendment or modification to be binding upon Associates, provided, however, Managing Partner and all other Persons may rely on the signature of only one general partner of Associates, notwithstanding the fact that his individual ownership interests in Associates may be less than fifty-five percent (55%) thereof.

                                 ARTICLE XXII

                                  PARTITION

     Neither Partner shall have the right to partition any Property of the Partnership during the term of this JVA nor shall any Partner make application to any court or authority having jurisdiction in the matter or commence or prosecute any action or proceeding for partition and the sale thereof, and upon any breach of the provisions of this Article by either Partner, the other in addition to all rights and remedies in law and in equity which it may have, shall be entitled to a decree or order restraining and enjoining such application, action or proceeding.

                                 ARTICLE XXIII

                               ENTIRE AGREEMENT

     This JVA sets forth the entire agreement between the Partners with regard to the subject matter hereof and may not be amended, modified, superseded or cancelled except as hereinabove provided. Any waiver of any of the provisions of this JVA shall be in writing and shall be executed by the Partners in the same manner as provided for amendments hereto. No waiver of the failure of any Partner hereto to comply with any of the provisions of this JVA shall be construed to be a waiver of any other failure of compliance by such party with the same or other provisions of this JVA. All agreements, covenants, representations and warranties, express and implied, oral and written, of the parties with regard to the subject matter hereof are contained herein, in the Exhibits hereto, and the documents referred to herein. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any Partner to the other with respect to the subject matter of this JVA. All prior and contemporaneous conversations, negotiations, possible and alleged agreements and representations, covenants and warranties with respect to the subject matter hereof are waived, merged herein and superseded hereby. This is an integrated agreement.

                                 ARTICLE XXIV

                                  RECORDATION

     This JVA may be recorded by Managing Partner on the date of execution hereof, or at any time thereafter, in Clark County, Washington, and at any time and from time to time in such other counties within or without the State of Washington, as Managing Partner shall determine in its sole and absolute discretion. The cost of all such recordation shall be paid by the Partnership.

                                 ARTICLE XXV

                                 CERTIFICATES

     The Partners agree to execute, acknowledge and cause to be recorded a certificate or memorandum of this JVA, if in the opinion of Managing Partner it is necessary or desireable to record the same in lieu of recording the JVA in its entirety or to reflect any change in the status of the Partnership, or a cancellation of this Partnership when the Partnership is dissolved.

                                 ARTICLE XXVI

                            PRIORITY OF AGREEMENT

     To the extent, and in those cases where, the laws of the State of Washington now or hereafter in force and effect, (i) are inconsistent or in conflict with, or (ii) limit, qualify or restrict the powers and authority of Managing Partner under this JVA (as of the date hereof or as the same may be modified, supplemented or amended hereafter), then such laws or any part or parts thereof or the interpretation, construction or application thereof, as respects the powers and authority of Managing Partner herein, shall be deemed (to the extent, under the laws of the State of Washington, parties by agreement may effect such result) superseded by the provisions of this JVA.

                              ARTICLE XXVII

                     DEFINITIONS; MISCELLANEOUS PROVISIONS


        Section 27.1 As used in this JVA, the following terms shall have the following respective meanings:

        (A) The term "Person(s)" shall refer to and include individuals, partnerships, firms, associations, trusts, corporations (or any other form of juridical or business entity), governments or governmental bodies.

        (B) The term "Bankruptcy" shall be deemed to include: (1) the assignment of the property of Managing Partner for the benefit of creditors, or (2) the filing by Managing Partner of a voluntary petition, under the laws of the United States or any state, in bankruptcy, in insolvency, for reorganization or for appointment of a receiver or trustee, or (3) the filing of an involuntary petition for bankruptcy or insolvency of Managing Partner, or for reorganization or for appointment of a receiver or trustee, which such petition shall not be discharged within sixty (60) days after the filing thereof.

        (C) The terms "Parent or Holding Corporation" and "Subsidiary" shall respectively mean any corporation which directly or indirectly owns or controls more than fifty percent (50%) of the issued and outstanding voting stock of another corporation, or of which another corporation directly or indirectly owns or controls more than fifty percent (50%) of the issued and outstanding voting stock of such corporation, as the applicable case may be.

        (D) Whenever in this JVA the locative adverbs "herein", "hereunder" or other like words are used, the same shall mean and refer to this JVA in its entirety and not to any specific Article, Section, subsection or subparagraph hereof.

        Section 27.2 Whenever the singular number is used in this JVA and when required by the context, the same shall include the plural, and the masculine, feminine and neuter genders shall each include the others.

        Section 27.3 The captions and headings in this JVA are for convenience only and shall not be considered in interpreting any provision of this JVA. No provision in this JVA is to be interpreted for or against any party because that party or his legal representative drafted the provision.

        Section 27.4 Each reference herein to an Exhibit refers to the applicable Exhibit that is attached to this JVA, which may be amended by the parties from time to time in accordance with Article XXI. All such Exhibits constitute a part of this JVA and by this Section are expressly made a part hereof.

        Section 27.5 Whenever a Partner is requested to consent to or approve of any matter with respect to which its consent or approval is required by this JVA, such consent or approval shall be given in writing, and shall (except as otherwise provided in this JVA) not be unreasonably withheld.

        IN WITNESS WHEREOF, the Partners have executed this JVA as of the day and year first above written.

                                    MAY CENTERS, INC.


ATTEST:

/s/ Authorized Officer              By    /s/ Authorized Officer
----------------------------           ----------------------------
    Secretary                             Vice President



                                    VANCOUVER ASSOCIATES,
                                    a limited partnership


                                    By  /s/  Harry Newman, Jr.
                                       -----------------------------
                                            Harry Newman, Jr.



                                            and


                                       /s/  Leroy Brettin
                                     -----------------------------
                                           Leroy Brettin


                                    Its General Partners

STATE OF   Missouri  )
                     )  SS
COUNTY OF  St. Louis )


      On this 26th day of September, 1975 before me personally appeared [Illegible] and Louis J. [Illegible], to me known to be the Vice President and Secretary respectively of the corporation that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that they were authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

     In witness whereof, I have hereunto set my hand and affixed my official seal the day and year first above written.

                                     /s/  Notary Public
                              ----------------------------------
                                       Notary Public


My commission expires  MY COMMISSION EXPIRES JULY 20, 1978
                      ----------------------------------------


STATE OF            )
                    )  SS
COUNTY OF           )


     On this 29 day of September, 1975, before me personally appeared Harry Newman, Jr. and Leroy Brettin to me known to be the General Partners of Vancouver Associates, the Limited Partnership that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said Limited Partnership, for the uses and purposes therein mentioned, and that they signed the same as their free and voluntary act and deed.

     In witness whereof, I have hereunto set my hand and affixed my official seal the day and year first above written.


                                     /s/  Notary Public
                              ----------------------------------
                                       Notary Public


My commission expires  8-6-78
                      --------------